Exhibit 10.4

EXECUTION VERSION

May 27, 2009

To:	Alliance Data Systems Corporation

17655 Waterview Parkway

Dallas, TX 75252

Telephone: (972) 348-5100

Facsimile: (972) 348-5326

Attention: Chief Financial Officer

From:	[Dealer]

[Address]

Re:	Forward Stock Purchase Transaction

(Transaction Reference Number:                    )

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [Dealer] (“Dealer”) and Alliance Data Systems Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

1. This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 2002 Master Agreement (the “Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for elections set forth herein) on the Trade Date. In the event of any inconsistency between the provisions of the Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Master Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 27, 2009

Effective Date:	June 2, 2009, subject to cancellation of the Transaction as provided in Section 8(d) “Offering Contingency,” below.

Seller:	Dealer

Buyer:	Counterparty

Shares:	The shares of common stock, $0.01 par value, of Counterparty (Security Symbol: “ADS”).

Number of Shares:	[ ][1], as reduced from time to time following settlement on each Settlement Date by the Daily Number of Shares for such Settlement Date.

Daily Number of Shares:	(a) For any Settlement Date occurring prior to the first day of the Settlement Period, the number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Settlement Dates”) and (b) for each Settlement Date occurring on or after the first day of the Settlement Period, the Number of Shares as of the first day of the Settlement Period divided by 80, rounded down to the nearest whole number (with any reduction in the Daily Number of Shares due to rounding being allocated to the final Settlement Date); provided that (i) if a Market Disruption Event occurs on any Exchange Business Day in the Settlement Reference Period, the Calculation Agent may determine that such Exchange Business Day is a Disrupted Day only in part, in which case the Calculation Agent will reduce the Daily Number of Shares for the related Settlement Date and shall designate one or more Settlement Dates at the end of the Settlement Period as the Settlement Date(s) for the remaining Daily Number of Shares, (ii) Dealer may increase the Daily Number of Shares on any Settlement Date during the Settlement Period by delivery of a Settlement Notice specifying the additional Daily Number of Shares for such Settlement Date to Counterparty, in which case the Daily Number of Shares for each remaining Settlement Date shall be reduced on a pro rata basis and (iii) the aggregate of the Daily Number of Shares for all Settlement Dates shall equal the initial Number of Shares; and provided further that, if the final Settlement Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, then, subject to Section 8(f) hereof, the Final Disruption Date shall be considered the final Settlement Date. “Final Disruption Date” means December 16, 2014.

Forward Price:	$40.31

Prepayment:	Applicable

Prepayment Amount:	$[ ][2] (The Forward Price multiplied by the initial Number of Shares).

Prepayment Date:	The Effective Date; provided that no cancellation of this Transaction has occurred as provided in Section 8(d) “Offering Contingency.”

Variable Obligation:	Not Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer. Following any determination or calculation by the Calculation Agent hereunder, the Calculation Agent will use

[1]	For Merrill Lynch International (“MLI”), insert 1,472,600. For Barclays Bank PLC (“Barclays”), insert 384,800.
[2]	For MLI, insert 59,360,506. For Barclays, insert 15,511,288.

its reasonable best efforts to provide to Counterparty by e-mail promptly following such determination or calculation (but in any event no later than three Exchange Business Days after any request by Counterparty) a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Dealer’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

Settlement Terms:

Physical Settlement:	Applicable. In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the related Settlement Date on such Settlement Date. Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares.

Settlement Dates:	(a) Any Clearance System Business Day designated by Dealer as a Settlement Date following the Effective Date in a written notice (a “Settlement Notice”) that is delivered to Counterparty, specifying the Daily Number of Shares for such Settlement Date and (b) each Clearance System Business Day that is one Settlement Cycle following each Exchange Business Day in the Settlement Reference Period that is not a Disrupted Day in full (clause (b), the “Settlement Period”).

Settlement Reference Period:	The period beginning with, and including August 13, 2014 (or, if such date is not an Exchange Business Day, the next following Exchange Business Day) and ending with, and including the 79 Exchange Business Day thereafter; provided that the Settlement Reference Period shall be extended by one Exchange Business Day for each Exchange Business Day therein that is a Disrupted Day (in whole or in part).

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the relevant Dividend Amount on each Dividend Payment Date.

Dividend Amount:	(a) 100% of any cash dividend or distribution per Share declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the Number of Shares on such record date (after giving effect to any reduction on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid or distributed by the Issuer to shareholders of record.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that, for any dividend or distribution of the type described in Sections 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions, the Calculation Agent shall make a proportional adjustment to the Number of Shares to reflect such dividend or distribution.

Extraordinary Events:

Consequences of Merger Events:	If any portion of the Transaction shall be cancelled pursuant to Section 12.2(b) of the Equity Definitions (each such portion, a “Merger Cancelled Portion”) and Dealer would owe Counterparty a payment as a result thereof, such Merger Cancelled Portion shall be settled in accordance with Section 8(i) hereof.

Share-for-Share:	Alternative Obligation

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Alternative Obligation on the remainder of the Other Consideration.

Share-for-Combined:

Cancellation and Payment, unless at least 90% of the consideration, excluding cash payments for fractional shares, in such Merger Event consists of “publicly traded securities,” in which case Component Adjustment shall apply.

“Publicly traded securities” means shares of common stock, depositary receipts or other certificates representing common equity interests, in each case, that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the Merger Event.

Tender Offer:	Not Applicable

Nationalization or Insolvency:	Cancellation and Payment

Delisting:	Not Applicable

Determining Party for Merger Events and Nationalization or Insolvency:	Dealer

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable if and only if Dealer has reasonable grounds to believe that the Shares to be delivered can either be borrowed or otherwise acquired when the delivery is due.

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Determining Party:	For all Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a)	Account for payments to Counterparty: To be provided by Counterparty.

Account for delivery of Shares to Counterparty: To be provided by Counterparty.

(b)	Account for payments to Dealer:

[            ]

Account for delivery of Shares from Dealer: [        ]

4. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is:

[Dealer]
[Address]
Attention:	[ ]
Facsimile:	[ ]
Telephone:	[ ]

5. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

To:	Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, TX 75252
Attn:	Chief Financial Officer
Telephone:	(972) 348-5100
Facsimile:	(972) 348-5326

(b)	Address for notices or communications to Dealer:

To:	[Dealer]
[Address]
Attention:	[ ]
Tel:	[ ]
Fax:	[ ]

6. Representations, Warranties and Agreements.

Counterparty represents and warrants to, and agrees with, Dealer, on the date hereof, that:

(a) Disclosure. Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(b) No Manipulation. Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

(c) Regulation M. Transactions in the Shares are not prohibited by Regulation M under the Exchange Act (“Regulation M”) as a result of such transactions meeting the requirements of the exceptions set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M, and Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution as to which the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M are available, until the Effective Date.

(d) Board Authorization. Counterparty shall deliver to Dealer a certified copy of the resolution of Counterparty’s board of directors (or a duly authorized committee thereof) authorizing the Transaction on or prior to the Trade Date.

(e) Solvency. As of the date hereof, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of Counterparty’s jurisdiction of incorporation.

(f) Required Filings. Counterparty has made, and will use its best efforts to make, all filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.

(g) Accounting. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 (each as amended) or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(h) Investment Company Act. Counterparty is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i) Deposit Insurance; No Guarantee. Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer other than Merrill Lynch & Co., Inc. or any governmental agency.

Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party, on the date hereof, that it is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

7. Matters Relating to Agent.

[Insert Appropriate Agent Language.]

8. Other Provisions.

(a) Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Master Agreement; provided that such opinion of counsel may contain customary exceptions and qualifications, including without limitation exceptions or qualifications relating to indemnification provisions.

(b) Repurchase Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event, other than a stock split or stock dividend (a “Adjustment Event”), that would lead to an increase in the Number of Shares, give Dealer a written notice of such repurchase or Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than [    ]%3 and (ii) in the case of any Repurchase Notice other than the first Repurchase Notice, greater by 0.5% or more than the Notice Percentage included in the immediately preceding Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of (x) the Number of Shares for the Transaction and (y) the Number of Shares for [            ]4, and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(b) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(c) [Reserved]

(d) Offering Contingency. If the offering by Counterparty of $300,000,000 aggregate principal amount of 4.75% convertible notes due 2014 does not close on or prior to June 2, 2009 (or such later date as Counterparty and Dealer shall have agreed which in no event shall be later than June 16, 2009), then the Transaction shall be terminated and cancelled with no payments (including, for the avoidance of doubt, any early termination payment) or performance being due by either party.

(e) Transfer or Assignment. Dealer may transfer any of its rights or obligations under the Transaction only with the prior written consent of Counterparty; provided that Counterparty may not unreasonably withhold or delay such consent, it being understood that it is not unreasonable to withhold or delay such consent if, among other reasons, Dealer does not comply with the Transfer Requirements (as defined below). Counterparty may transfer its rights and obligations under the Transaction without the consent of Dealer so long as it complies with the Transfer Requirements.

“Transfer Requirements” means, with respect to the party transferring its rights or obligations under the Transaction (such party, the “Transferring Party” and the other party, the “Non-Transferring Party”), (i) the Transferring Party shall deliver opinions and documents reasonably satisfactory to Non-Transferring Party in connection with such assignment; (ii) such assignment shall be effected on terms reasonably satisfactory to the Non-Transferring Party with respect to any legal and regulatory requirements relevant to the Non-Transferring Party; (iii) the Non-Transferring Party shall not, as a result of such assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that the Non-Transferring Party would have been required to pay to the Transferring Party in the absence of such transfer and

[3]	For MLI, insert 17.7. For Barclays, insert 4.5.
[4]	For MLI, insert “each of the Convertible Bond Hedge Transaction between Counterparty and Bank of America, N.A. dated June 23, 2008 and the Convertible Bond Hedge Transaction between Counterparty and Bank of America, N.A. dated the date hereof”.

For Barclays, insert “the Convertible Bond Hedge Transaction between Counterparty and Dealer dated the date hereof”.

assignment; (iv) no Event of Default, Potential Event of Default or Termination Event shall occur as a result of such assignment; (v) without limiting the generality of clause (iii), the Transferring Party shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by the Non-Transferring Party to permit the Non-Transferring Party to determine that results described in clauses (iii) and (iv) will not occur upon or after such transfer and assignment; and (vi) the Transferring Party shall be responsible for the Non-Transferring Party’s reasonable out-of-pocket costs and expenses, including reasonable fees of counsel, incurred in connection with such transfer and assignment. The definition of Transfer Requirements shall also include the following requirements in the case of a transfer by Counterparty: (i) Alliance Data Systems Corporation (or any successor obligor) shall continue to be obligated with respect to “Repurchase Notices” above; (ii) such assignment shall be made to a U.S. person (as defined in the Internal Revenue Code of 1986, as amended) and (iii) if Dealer reasonably requests, the transferee shall agree not to hedge its exposure to the Transaction, or to hedge such exposure only pursuant to an effective registration of Alliance Data Systems Corporation (or any successor obligor) or otherwise in compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws

(f) Right to Extend. Dealer may postpone any Settlement Date or extend the Settlement Reference Period, in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares and the Daily Number of Shares with respect to any affected Settlement Date, if Dealer determines, in its commercially reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder, in each case in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer (as defined in Rule 10b-18 under the Exchange Act), be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(g) Payments on Early Termination. For the purpose of Section 6(e) of the Master Agreement, payments by Dealer in respect of this Transaction shall be limited to the delivery of the Number of Shares (determined as of the Early Termination Date); provided that, notwithstanding Section 6(d)(ii) of the Master Agreement, such share delivery by Dealer in respect of any Early Termination Date will occur as soon as reasonably practicable, as determined by Dealer in its good faith judgment, based on what Dealer determines is reasonably necessary or appropriate in order to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer (as defined in Rule 10b-18 under the Exchange Act), be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(h) Securities Contract, Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, Early Termination Event, Extraordinary Event or Additional Disruption Event under this Confirmation with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(i) Settlement of Merger Cancelled Portions. With respect to any Merger Cancelled Portion, if Dealer would owe any amount to Counterparty pursuant to Section 12.2(b) and 12.7(c) of the Equity Definitions (a “Payment Obligation”) in respect of such Merger Cancelled Portion, Dealer shall satisfy such Payment Obligation by the Merger Cancellation Alternative. The following provisions shall apply on the Scheduled Trading Day immediately following the relevant Merger Date:

Merger Cancellation Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Merger Cancellation Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 of the Equity Definitions, or such later date as the Calculation Agent may reasonably determine, in satisfaction of the Payment Obligation.

Merger Cancellation Delivery Property:	A number of Merger Cancellation Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Merger Cancellation Unit Price. The Calculation Agent shall adjust the Merger Cancellation Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Merger Cancellation Unit Price.

Merger Cancellation Unit Price:	The value of property contained in one Merger Cancellation Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Merger Cancellation Delivery Unit:	A unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in the related Merger Event with respect to the Merger Cancelled Portion of the Transaction. If such Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	The provisions of Sections 9.8, 9.9, 9.10, 9.11 (as modified in “Physical Settlement” above) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Merger Cancelled Portion, except that all references to “Shares” shall be read as references to “Merger Cancellation Delivery Units.”

(j) No Collateral, Netting or Setoff. Notwithstanding any provision of the Master Agreement, or any other agreement between the parties to the contrary, no collateral is transferred in connection with this Transaction. Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against any other obligations of the parties, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against obligations under this Transaction, whether arising under the Master Agreement, under this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(k) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(l) Governing Law; Jurisdiction. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(m) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(n) [            ]5

(o) Taxation: [            ]6

[Signatures to follow on separate page]

[5]

For MLI, insert: “Credit Support Document and Provider: The Guarantee of ML&Co. in the form attached hereto as Exhibit A shall be a Credit Support Document and ML&Co. shall be a Credit Support Provider, in each case with respect to Dealer.”

For Barclays, insert: “Regulatory Provisions. Dealer is regulated by the Financial Services Authority. Dealer is not a member of the Securities Investor Protection Corporation. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.”

[6]	For MLI, insert: “Dealer represents to Counterparty that (i) it is a resident of the United Kingdom within the meaning of the income tax treaty between the United States and the United Kingdom, (ii) that it is eligible for the benefits of the income tax treaty between the United States and the United Kingdom, and (iii) upon reasonable request by Counterparty, Dealer will provide a validly executed IRS Form W-8BEN (or relevant successor form) certifying that it is a resident of the United Kingdom and that it is eligible for the benefits of the income tax treaty between the United States and the United Kingdom.”

For Barclays, insert: “Dealer represents that (i) with respect to payments made to Dealer which are not effectively connected to the US: it is fully eligible for the benefits of the “Business Profits” , the “Interest” provision or the “Other Income” provision (if any) of the Double Tax Treaty between the UK and the US with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the US; and (ii) with respect to payments made to Dealer which are effectively connected to the US: each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the US. Prior to Counterparty making any such payment to Dealer, Dealer will provide a validly executed IRS Form W-8ECI (or relevant successor form) certifying that the payment to be received by it is effectively connected with its conduct of a trade or business in the US, and upon reasonable request by Counterparty, Dealer will provide a validly executed IRS Form W-8BEN (or relevant successor form) certifying that it is a resident of the United Kingdom and that it is eligible for the benefits of the income tax treaty between the United States and the United Kingdom. For the purpose of Section 3(f) of this Agreement, Dealer may elect to report each payment received or to be received by Dealer in respect of the Transaction, for purposes of information reporting under Section 1.1461-1(c)(2)(i)(J) of the United States Treasury Regulations, as effectively connected with Dealer’s conduct of a trade or business in the United States.”

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

[DEALER]

By:
Name:
Title:

Confirmed as of the date first

above written:

ALLIANCE DATA SYSTEMS CORPORATION

By:
Name:	Edward J. Heffernan
Title:	President and Chief Executive Officer

Exhibit A7

GUARANTEE OF MERRILL LYNCH & CO., INC.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to Alliance Data Systems Corporation (the “Company”), the due and punctual payment of any and all amounts payable by Merrill Lynch International, a company organized under the laws of England and Wales (“ML”), under the terms of the Confirmation of Forward Stock Purchase Transaction between the Company and ML (ML as Seller), dated May 27, 2009 (the “Confirmation”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however, that delay by the Company in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.

ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.

ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee may be terminated at any time by notice by ML & Co. to the Company given in accordance with the notice provisions of the Confirmation, effective upon receipt of such notice by the Company or such later date as may be specified in such notice; provided, however, that this Guarantee shall continue in full force and effect with respect to any obligation of ML under the Confirmation.

This Guarantee becomes effective concurrent with the effectiveness of the Confirmation, according to its terms.

[7]	Insert Exhibit A for MLI.

IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.

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